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                                                                      Exhibit 99


                                                 News Release

    [Alkermes Letterhead]


FOR IMMEDIATE RELEASE


              JOHNSON & JOHNSON TO TERMINATE FURTHER DEVELOPMENT OF INJECTABLE SUSTAINED RELEASE FORMULATION OF ERYTHROPOIETIN

Cambridge, MA, June 12, 2000 - Alkermes, Inc. (NASDAQ: ALKS) today announced that the R.W. Johnson Pharmaceutical Research Institute (PRI), a Johnson & Johnson company, has terminated further development of an injectable sustained release formulation of erythropoietin based on Alkermes' ProLease(R) drug delivery technology.

Alkermes and PRI announced their collaboration for the development of a ProLease injectable sustained release formulation of erythropoietin in January 1998.

"We are disappointed with this outcome," said Richard F. Pops, Chief Executive Officer of Alkermes. "We have multiple collaborations in place for our sustained release drug delivery systems. While we hope that every collaboration results in a marketed product, we know that attrition is inevitable."

Alkermes is a leader in the development of products based on sophisticated drug delivery technologies. The Company has several areas of focus: (i) controlled, sustained release of injectable drugs lasting several days to several weeks, utilizing its ProLease(R) and Medisorb(R) technologies; (ii) the development of pharmaceutical products based on proprietary pulmonary drug delivery technologies utilizing its AIR technology, (iii) oral delivery of drugs using the RingCap(TM) and DST technologies, and (iv) the delivery of drugs into the brain past the blood-brain barrier, utilizing its Cereport(R) technology. In addition to its Cambridge, Massachusetts headquarters, research and manufacturing facilities, Alkermes operates research and manufacturing facilities in Ohio and a medical affairs office in Cambridge, England.


CONTACT:                       Investor Relations:
Richard F. Pops, CEO           Lisa Burns
Alkermes, Inc.                 Burns McClellan
(617) 494-0171                 (212) 213-0006